Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (Nos. 333-258279, 333-263961, 333-270967, 333-278294, and 333-285794) on Form S-8 and (No. 333-289595) on Form S-3 of our report dated March 12, 2026, with respect to the consolidated financial statements of Candel Therapeutics, Inc.

/s/ KPMG LLP

Boston, Massachusetts

March 12, 2026